EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 17, 2006, accompanying the consolidated financial statements and schedule in the Annual Report of Semitool, Inc. on Form 10-K for the year ended September 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Semitool, Inc. on Forms S-3 (File No. 333-112964 and File No. 333-39492) and on Forms S-8 (File No. 333-114284, File No. 333-62474 and File No. 333-89562).

/s/ GRANT THORNTON LLP

Salt Lake City, Utah
December 13, 2006